Exhibit 10.30

WEREWOLF THERAPEUTICS, INC.
303 Wyman Street, Suite 300
Waltham MA 02451

August 25, 2026

Daniel Hicklin

RE:	Amendment of Retention Agreement

Dear Dan:

Werewolf Therapeutics, Inc. (the “Company”) would like to amend the Retention Agreement, dated February 15, 2026, entered into by and between you and the Company (the “Agreement”) in accordance with the terms herein (the “Amendment”). If not otherwise defined herein, capitalized terms shall have the definitions ascribed to them in the Agreement.

I.	Retention Period.

Upon your signature below, acknowledging your acceptance of and agreement with the terms of this Amendment, the Retention Date, as defined in the Agreement, shall be amended to be December 31, 2026, and the Retention Period, as defined in the Agreement, shall be amended to be the period from the Effective Date through December 31, 2026.

II.	Additional Bonus Payments.

If you sign, date, and return to the Company (without alteration) the General Release of Claims attached hereto as Exhibit A (the “General Release”) on or before September 9, 2026, you will be eligible for the following additional benefits:

A.
An additional bonus payment in the total amount of $118,606.31 (the “Extended Uplift Bonus”). Contingent on your continued employment in good standing with the Company through each applicable payment date, the Extended Uplift Bonus will be paid in equal installments, less standard payroll deductions and tax withholdings, on the Company’s regular payroll schedule during the period from the date that the General Release is signed through the end of the Retention Period. If, prior to the end of the Retention Period, the Company terminates your employment without Cause, you will be entitled to a lump sum payment equal to an amount equal to the Extended Uplift Bonus minus any portion of the Extended Uplift Bonus paid prior to such termination of employment. For the avoidance of doubt, if you provide notice of your employment resignation, or actually resign your employment for any reason, or the Company terminates your employment for Cause, before the Retention Date, you will no longer be eligible for any unpaid portion of the Extended Uplift Bonus.

B.
A one-time additional retention bonus in the amount of $174,000.00 (the “Additional Retention Bonus”), less standard payroll deductions and tax withholdings, to be paid to you in the first regular payroll after your execution and delivery of this Amendment and the General Release. The Additional Retention Bonus is an advance and is being paid to you prior to being earned. You will earn the Additional Retention Bonus on the Retention Date, contingent on your continued employment in good standing with the Company through and including the Retention Date. If, at any time prior to the Retention Date, you provide notice of your employment resignation, or actually resign your employment for any reason, or the Company terminates your employment for Cause, you must repay one-hundred percent (100%) of the Additional Retention Bonus to the Company within thirty (30) days following your employment termination date. For the avoidance of doubt, if at any time prior to the Retention Date, your employment is terminated by the Company without Cause, or your employment is terminated due to your death or disability, then you will not be required to repay the Additional Retention Bonus any portion thereof.

III.	Acknowledgments and Miscellaneous.

By signing below, you acknowledge that as of August 15, 2026, you have received the Additional Bonus Payment as defined in, and in accordance with the terms of, the Agreement. You will not be required to repay the Retention Bonus or any Additional Bonus Payment.

Except as set forth above, this Amendment does not modify the terms of the Agreement and the Agreement, as amended by this Amendment, remains in full force and effect. This Amendment may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

To accept and agree to the terms of this Amendment and become eligible to receive the benefits described herein, please execute and return this Amendment on or before September 9, 2026.

Sincerely,

/s/ Jonathan Owen
Jonathan Owen
SVP, General Counsel, and Secretary

ACKNOWLEDGMENT AND ACCEPTANCE

Accepted and Agreed:

/s/ Daniel Hicklin	Date:	8/25/2026
Daniel Hicklin

EXHIBIT A

GENERAL RELEASE OF CLAIMS

(TO BE SIGNED ON OR BEFORE SEPTEMBER 9, 2026)

If I choose to timely sign and return this General Release of Claims (the “General Release”), Werewolf Therapeutics, Inc. (the “Company”) will provide me with the benefits set forth in Section II of the Amendment of Retention Agreement, dated August 25, 2026, entered into by and between me and the Company (the “Amendment”) to which this General Release is attached. I understand that I am not entitled to such benefits unless I sign and return this General Release to the Company on or before September 9, 2026. Capitalized terms used in this General Release that are not defined herein shall have the meaning as defined in the Amendment.

General Release. In exchange for the consideration provided to me under the Amendment to which I would not otherwise be entitled, including but not limited to the benefits set forth in Section II of the Amendment, I (for me and for any person who may make a claim by or through me (including without limitation, any current or former spouse(s), dependents, heirs, assignees, executors, attorneys, or agents)) hereby generally and completely release the Company and its current and former predecessors, successors, parents, direct and indirect subsidiaries, affiliates, investors, and related entities (collectively, the “Entities”) and each of the Entities’ respective current and former directors, officers, employees, shareholders, partners, members, agents, attorneys, insurers, assigns, and employee benefit plans of and from any and all claims, liabilities, and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date I sign this General Release (collectively, the “Released Claims”).

Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to my employment with or services for any member of the Company, or the termination of that employment or those services; (ii) all claims or rights related to my compensation or benefits from the Company, including salary, bonuses, incentive compensation, commissions, paid time off, severance benefits pursuant to the Employment Agreement or otherwise, notice rights, transaction bonuses, fringe benefits, stock, stock options, restricted stock, units, or any other ownership interests in the Company; (iii) all claims for breach of contract (oral or written), wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, inducement, misrepresentation, defamation, emotional distress, and discharge in violation of public policy; and (v) all constitutional, federal, state, and local statutory and common law claims, in each case, as amended, including, but not limited to, claims for discrimination, harassment, retaliation, interference, attorneys’ fees, and/or other claims arising under the federal Civil Rights Act of 1964, the federal Americans with Disabilities Act of 1990 and all similar state and local laws, the federal Family and Medical Leave Act and all similar state and local laws (the “FMLA”), the federal Equal Pay Act and all similar state and local laws, the federal Employee Retirement Income Security Act of 1974, the Federal Fair Credit Reporting Act and all similar state and local laws, the federal Worker Adjustment and Retraining Notification Act and all similar state and local laws, the Massachusetts Fair Employment Practices Act, the Massachusetts Equal Rights Act, the Massachusetts Wage Act, the Massachusetts Civil Rights Act, and any and all claims arising from or related to any other federal, state or local fair employment practices act, statute, code, regulation, and/or ordinance.

Excluded Claims. The Released Claims do not include (i) any rights to indemnification I may have pursuant to the terms and conditions of the Company’s governing corporate documents, pursuant to any written indemnification agreement with the Company to which I am a party (if any), under applicable law, or pursuant to the terms and conditions of any directors and officers’ liability insurance policy of the Company; and (ii) any rights that are not waivable as a matter of law, including without limitation, any rights I may have to seek unemployment or workers’ compensation benefits.

Protected Rights. I understand that nothing in this General Release prevents me from filing a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (collectively, the “Government Agencies”). This General Release does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies, including providing documents or other information, without notice to the Company. While this General Release does not limit my right to receive an award for information provided to the Securities and Exchange Commission or to receive a monetary award from a government-administered whistleblower award program, I understand and agree that, to maximum extent permitted by law, I am otherwise waiving any and all rights I may have to individual relief based on any claims that I have released and any rights I have waived by signing this General Release. Nothing in this General Release prevents me from discussing or disclosing employee wages, benefits or terms and conditions of employment, or information about unfair or unlawful acts or employment practices in the workplace, such as harassment or discrimination or any other conduct that I have reason to believe is unlawful. Additionally, I further acknowledge that the Company has advised me that I will not be held civilly or criminally liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding; or (c) is made to an attorney or is used in a court proceeding in connection with a lawsuit alleging retaliation for reporting a suspected violation of law, provided that the trade secret is filed under seal and not disclosed except pursuant to court order.

Representations. I hereby represent that, as of the date I execute this General Release: I have been paid all compensation owed and for all time worked; I have received all the leave and leave benefits and protections for which I am eligible pursuant to FMLA or any applicable federal or state law or Company policy; and I have not suffered any on-the-job injury or illness for which I have not already filed a workers’ compensation claim. I further acknowledge and represent that: (i) I am not relying upon any statements, understandings, representations, expectations, or agreements other than those expressly set forth in the Amendment, and General Release; (ii) I have made my own investigation of the facts and I am relying solely upon my own knowledge; (iii) I am knowingly waiving any claim that the Amendment, or General Release were induced by any misrepresentation or nondisclosure; (iv) I have read and understand the terms and effect of the Amendment and General Release; and (v) I am knowingly and voluntarily agreeing to all of the terms set forth in Amendment and General Release and to be bound by the Amendment and General Release.

I UNDERSTAND THAT THIS GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, EVEN THOSE UNKNOWN CLAIMS THAT, IF KNOWN BY ME, WOULD AFFECT MY DECISION TO ACCEPT THIS GENERAL RELEASE.

Agreed and Acknowledged:

/s/ Daniel Hicklin
Daniel Hicklin

Date:	8/25/2026